Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the date set forth on the signature page hereto, by and between True Religion Apparel, Inc., a Delaware corporation (“TRA”), and Mike Egeck, an individual (“Executive”).

RECITALS

TRA and Executive desire to enter into an employment agreement setting forth the terms and conditions of Executive’s employment with TRA.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, TRA and Executive agree as follows:

1.             EMPLOYMENT

As of June 4, 2010, the “Effective Date” of this Agreement, TRA employs Executive, and Executive accepts such employment, as President of TRA, on the terms and subject to the conditions set forth herein.  Notwithstanding the foregoing, the effectiveness of this Agreement shall be conditioned upon Executive reporting to work as a full-time employee of TRA on or before June 4, 2010, after first completing all pre-employment administrative procedures in accordance with TRA’s employment policies applicable to executive-level employees.  If for any reason Executive does not report to work as a full-time employee of TRA as of the Effective Date, this Agreement will be null and void and without effect.

2.             CAPACITY AND DUTIES

(a)           Executive shall serve TRA as its President, and shall report directly to the Chief Executive Officer of TRA (the “CEO”).

(b)           Subject to the direction and control of the CEO and the Board of Directors of TRA (the “Board”), Executive shall perform such duties as are usual and customary for such position and such other duties as the Board or the CEO shall from time to time reasonably assign to Executive.  Initially, Executive shall have responsibility for international, retail and e-commerce, sales, marketing and operations and the employees managing these operations will report to Executive or an executive designated by him; provided, that, at the direction of the CEO, one or more of such persons may have dual reporting obligations to Executive and the CEO and such dual reporting will not constitute a breach of this Agreement.

(c)           At TRA’s request, Executive shall serve TRA and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing.  In the event that Executive, during the Employment Period (as defined herein), serves in any one or more of such additional capacities, Executive’s compensation shall not be increased beyond that specified in Section 4 of this Agreement.  In addition, in the event Executive’s service in one or more of such additional capacities is subsequently terminated, Executive’s compensation, as specified in Section 4 of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as Executive otherwise remains employed under the terms of this Agreement.

(d)           During the Employment Period Executive agrees to devote substantially all of Executive’s business time, energy, skill and best efforts to the performance of Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of TRA.  Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees consistent with TRA’s conflicts of interests policies and corporate governance guidelines in effect from time to time, (ii) deliver lectures or fulfill speaking engagements or (iii) manage Executive’s personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an executive officer of TRA.

(e)           [Intentionally Omitted]

(f)            Executive agrees that Executive will not take personal advantage of any business opportunity that arises during Executive’s employment by TRA which may be of benefit to TRA unless all material facts regarding such opportunity are promptly reported by Executive to the Board for consideration by TRA and the disinterested members of the Board determine to reject the opportunity and to approve Executive’s participation therein.

(g)           The terms of this Section 2 shall not prevent Executive from investing or otherwise managing Executive’s assets in such form or manner as Executive chooses and spending such time, whether or not during business hours, as Executive deems necessary to manage Executive’s investments, so long as Executive is able to fulfill Executive’s duties pursuant to this Section 2.

(h)           Except for routine travel incident to the business of TRA, Executive shall perform Executive’s duties and obligations under this Agreement principally from an office provided by TRA in Vernon, California or the surrounding area.

3.             TERM

Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term (the “Employment Period”) ending on the third anniversary of the Effective Date (the “Initial Termination Date” ); provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either Executive or TRA elects not to so extend the term of this Agreement by notifying the other party, in writing, of such election not less than ninety (90) days prior to the last day of the term as then in effect.  For the avoidance of doubt, non-renewal of this Agreement pursuant to the provisions contained in the preceding sentence shall not be deemed to give rise to any payment to Executive as might be the case in connection with a termination of this Agreement.

4.             COMPENSATION

(a)           Base Salary.

(i)            During the Employment Period, Executive shall receive a base salary (the “Base Salary”) of $650,000 per annum, payable in accordance with TRA’s normal payroll procedures.  During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in TRA’s sole discretion, as determined by the Board’s compensation committee (the “Compensation Committee”) or the full Board; provided, however, that Executive shall be entitled to any annual cost-of-living increases in Base Salary that are generally granted to TRA’s Named Executive Officers, as such term is defined in TRA’s proxy for its annual meeting of stockholders (“Senior Executives”).

(ii)           Any increase in Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.

(iii)          The term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so adjusted.

(b)           Bonuses.

(i)            Annual Cash Bonus.  In addition to Base Salary, Executive shall be eligible, for each fiscal year of TRA ending during the Employment Period, to participate in TRA’s Executive Cash Incentive Bonus Plan or other cash incentive plan then in existence and to receive an annual cash performance bonus (an “Annual Cash Bonus”) in accordance with the terms of such plan or plans.  The amount of such Annual Cash Bonuses and annual target performance goals during the Employment Period shall be determined by the Compensation Committee, or the full Board, in its sole discretion; provided, however, Executive’s Annual Cash Bonus for fiscal 2010, will be $350,000 if the minimum annual performance goal established by the Compensation Committee for 2010 is achieved, $640,000 if the target annual performance goal established by the Compensation Committee for 2010 is achieved, and $1,200,000 if the maximum annual performance goal established by the Compensation Committee for 2010 is achieved, in each case pro-rated based on the number of days from the Effective Date to the end of 2010.

(ii)           Annual Equity Incentive Bonus.  In addition to the Base Salary, Executive shall be eligible, for each fiscal year of TRA ending during the Employment Period, to participate in TRA’s 2009 Equity Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of executive officers, and to receive an annual performance equity award (an “Annual Equity Award”) in accordance with the terms of such plan or plans.  The amount of such Annual Equity Awards, the target performance goals and the vesting terms of such awards will be determined by the Compensation Committee in its sole discretion; provided, however, Executive will receive a grant of restricted stock for 2010 under the 2009 Equity Incentive Plan with a fair market value on the date of grant of $1,660,000 if the minimum annual performance goal established by the Compensation Committee for 2010 is achieved, $2,410,000 if the target annual performance goal established by the Compensation Committee for 2010 is achieved, and $2,610,000 if the maximum annual performance goal established by the Compensation Committee for 2010 is achieved, in each case pro-rated based on the number of days from the Effective Date to the end of 2010.  The 2010 restricted stock awards shall vest (A) two-thirds on the later to occur of the first anniversary of the Effective Date or the date the Compensation Committee certifies the achievement of the annual performance goal and (B) one-third on the second anniversary of the Effective Date.

(iii)          Effective Date Grant of Restricted Stock.  Within 30 days following the Effective Date, TRA will grant to

Executive 100,000 shares of common stock of TRA (the “Restricted Stock Award”), which shares will vest in three (3) equal installments on the first, second, and third anniversaries of the Effective Date so long as Executive is employed by TRA on the applicable anniversary date.

(c)           Benefits.

(i)            Incentive, Savings and Retirement Plans.  During the Employment Period, Executive shall be eligible to participate in all other incentive plans, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to Senior Executives of TRA.

(ii)           Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by TRA for its Senior Executives; provided, that (i) the life insurance benefit shall be at least equal to $400,000, and (ii) TRA shall fully pay any employee funded portion of the health insurance premium.

(iii)          Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of TRA provided to Senior Executives of TRA, which shall include premium class hotel accommodations, business class air travel for all flights and executive car service for ground transportation.

(iv)          Fringe Benefits.  During the Employment Period, Executive shall be entitled to such fringe benefits and perquisites as are provided by TRA to its Senior Executives from time to time, in accordance with the policies, practices and procedures of TRA.

(v)           Vacation.  During the Employment Period, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of TRA applicable to its Senior Executives but in no event shall Executive receive less than four (4) weeks paid vacation per full year of employment.

(vi)          Automobile.  During the Employment Period, Executive shall be entitled to an automobile allowance of $1,200 per month.

5.             INDEMNIFICATION

TRA and Executive are parties to an Indemnification Agreement, pursuant to which, inter alia, TRA has agreed, on the terms and conditions therein set forth, to indemnify Executive against certain claims arising by reason of the fact that Executive is or was an officer of TRA.

6.             ADDITIONAL AGREEMENTS

Executive acknowledges the Confidentiality and Non-Disclosure Agreement, dated the Effective Date, between Executive and TRA (the “Confidentiality Agreement”).  Executive represents that Executive is not in breach of any of the terms and conditions of the Confidentiality Agreement, and affirms that the Confidentiality Agreement remains in full force and effect pursuant to its terms.

7.             RETURN OF CORPORATE PROPERTY AND TRADE SECRETS

Upon termination of this Agreement for any reason, Executive, or Executive’s estate in the event of Executive’s death, shall turn over to TRA all correspondence, property, writings or documents then in Executive’s possession or custody belonging to or relating to the affairs of TRA or any of its subsidiaries or affiliates.

8.             TERMINATION OF EMPLOYMENT

(a)           Termination by Reason of Death or Disability.

(i)            Death or Disability.  Executive’s employment hereunder shall terminate immediately upon the death of Executive.  Executive’s employment may be terminated if Executive suffers a Disability.  For purposes of this Agreement, “Disability” means Executive’s inability by reason of physical or mental illness to fulfill Executive’s obligations hereunder for ninety (90) consecutive days or on a total of one hundred fifty (150) days in any twelve (12) month period which, in the reasonable opinion of an independent physician selected by TRA or its insurers and reasonably acceptable to Executive or Executive’s legal representative, renders Executive unable to perform the essential functions of Executive’s job, even after reasonable accommodations are made by TRA.  TRA is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on TRA.

(b)           Termination by Executive for Good Reason.

(i)            Good Reason.  Executive’s employment may be terminated by Executive for Good Reason; provided, however Executive may terminate this Agreement for Good Reason only within the period of one hundred eighty (180) days following the occurrence of the event which results in the right of termination hereunder; provided further (i) Executive provides written notice to TRA of the occurrence of such event within ninety (90) days of Executive first becoming aware of its occurrence and (ii) TRA fails to fully cure the circumstances constituting Good Reason (provided such circumstances are capable of cure) prior to the Date of Termination (as defined below), which date will be at least thirty (30) days following the date of such notice.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the events listed below without Executive’s prior written consent:

(A)          A material reduction in Executive’s title, duties, authority and responsibilities, or the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties or responsibilities without the written consent of Executive;

(B)           TRA’s reduction in a material amount of Executive’s Base Salary, as in effect on the date hereof or as the same may be increased from time to time;

(C)           The relocation of TRA’s office where Executive is required to perform Executive’s duties to a location more than thirty-five (35) miles from TRA’s current headquarters in Vernon, California; or

(D)          TRA’s material breach of its obligations under this Agreement.

(c)           Termination by TRA for Cause.

(i)            Cause.  TRA may terminate Executive’s employment during the Employment Period for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(A)          Executive’s willful failure to perform, or gross negligence in performing, Executive’s duties owed to TRA, after fifteen (15) days following written notice delivered to Executive by the Board, which notice specifies such failure or negligence;

(B)           Executive’s willful engagement in gross misconduct relating to Executive’s employment that is materially injurious to TRA;

(C)           Executive’s commission of an act of fraud or dishonesty in the performance of Executive’s duties;

(D)          Executive’s conviction of, or entry by Executive of a guilty or no contest plea to, any (x) felony or (y) any misdemeanor involving moral turpitude;

(E)           Any breach by Executive of Executive’s fiduciary duty of care or duty of loyalty to TRA; or

(F)           Executive’s material breach of any of the provisions of this Agreement or TRA’s Code of Conduct applicable to executive officers, which, if curabale, is not cured within thirty (30) days following written notice thereof from TRA.

(d)           Notice of Termination.  Any termination by TRA for Cause, or by Executive for Good Reason, shall be communicated by a Notice of Termination (as defined herein) to the other party hereto given in accordance with this Section 8(d).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by Executive or TRA to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or TRA, respectively, hereunder or preclude Executive or TRA, respectively, from asserting such fact or circumstance in enforcing Executive’s or TRA’s rights hereunder.

(e)           Date of Termination.  For the purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by TRA for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than 30 days after the giving of such notice), as the case may be, (ii) if Executive’s employment is terminated by TRA other than for Cause or Disability, the Date of Termination shall be the date on which TRA notifies Executive of such termination, (iii) if Executive’s employment is terminated by Executive without Good Reason (which shall constitute a breach of this Agreement), the Date of Termination shall be the thirtieth day after the date on which Executive notifies TRA of such termination, unless otherwise agreed by TRA and Executive, and (iv) if Executive’s employment is terminated by reason of death, Disability or expiration of the Employment Period, the Date of Termination shall be the date of death or Disability of Executive, as the case may be.

9.             PAYMENTS UPON TERMINATION

(a)           Termination Without Cause or For Good Reason.  If, during the Employment Period, TRA shall terminate Executive’s employment without Cause or Executive shall terminate Executive’s employment for Good Reason:

(i)            Executive shall be paid, in two separate lump sum payments (A) Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any Annual Cash Bonus required to be paid to Executive pursuant to Section 4(b)(i) above for any fiscal year of TRA that ends on or before the Date of Termination to the extent not previously paid (the “Accrued Obligations”), and (B) an amount (the “Severance Amount”) equal to one and one-half (1.5) (the “Severance Multiple”) times the sum of (x) the Base Salary in effect on the Date of Termination plus (y) the average Annual Cash Bonus received by Executive for the two complete fiscal years (or such lesser number of complete fiscal years as Executive has been employed by TRA) of TRA immediately prior to the Date of Termination; provided, that the Severance Multiple shall be reduced to 1.0 (one) during the last year of the initial Employment Period and for each subsequent Employment Period thereafter.  The Accrued Obligations shall be paid when due under California law and the Severance Amount shall be paid no later than March 15 of the calendar year following the year in which occurs Executive’s “separation from service” as defined in Section 1.409A-1(h)(1) of the Treasury Regulations, and not before the last day on which the Executive could satisfy the conditions of Section 9(a)(vi) hereof, including any period provided for revocation thereunder.

(ii)           At the time when Executive’s Annual Cash Bonus would otherwise be payable pursuant to Section 4(b)(i) of this Agreement for the fiscal year of TRA in which the Date of Termination occurs, Executive shall, if the applicable performance goals are satisfied (the highest of such performance goals which is satisfied being referred to in this paragraph as the “Applicable Performance Goal”), be paid an Annual Cash Bonus in an amount equal to the greater of: (x) the product of (I) the amount of the Annual Cash Bonus to which Executive would have been entitled if Executive’s employment had not been terminated, and (II) a fraction, the numerator of which is the number of days in such fiscal year through the Date of Termination and the denominator of which is the total number of days in such fiscal year, or (y) the product of (I) the amount of the Annual Cash Bonus to which Executive would have been entitled if Executive’s employment had not been terminated, and (II) a percentage which represents that percentage of the Applicable Performance Goal actually satisfied as of the end of the fiscal quarter immediately preceding the Date of Termination, (a “Pro-Rated Annual Bonus”);

(iii)          For a period of eighteen (18) months following the Date of Termination, TRA shall continue to provide Executive and Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Executive’s employment had not been terminated (or at TRA’s election, pay the applicable COBRA premium for such coverage); thereafter, Executive shall be entitled to purchase, at Executive’s sole cost, insurance coverage under COBRA for the period permitted pursuant to TRA policy and applicable law; provided, however, that if Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, TRA’s obligations under this Section 9(a)(iii) shall terminate and any such coverage shall be reported by Executive to TRA;

(iv)          The Restricted Stock Award shall become immediately vested and exercisable in full;

(v)           All outstanding Annual Equity Awards (except for performance based awards, which shall vest only upon satisfaction of the performance goals) granted to Executive (or awards substituted therefore covering the securities of a successor company) which are scheduled to vest within twelve (12) months following the Date of Termination, shall become immediately vested and exercisable in full; and

(vi)          To the extent not theretofore paid or provided, TRA shall timely pay or provide to Executive any vested benefits and other amounts or benefits required to be paid or provided or which Executive is eligible to receive as of the Date of Termination under any plan, contract or agreement of TRA and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) to which Executive is a party.

(vii)         Notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the amounts provided for in Sections 9(a)(i)(B), 9(a)(ii) and 9(a)(iii) above that Executive timely execute and deliver to TRA, and not revoke within the period provided therefor, a release of claims in a form to be agreed upon by parties hereto.  Such execution and delivery will be deemed timely only if completed within 21 days (or such longer period as TRA may establish) of TRA’s delivery of such form to Executive.

(b)           Termination For Cause or Without Good Reason; Expiration of Employment Period.  If Executive’s employment shall be terminated by TRA for Cause or by Executive without Good Reason during the Employment Period or upon expiration of the

Employment Period, TRA shall have no further obligations to Executive under this Agreement and the obligation to pay to Executive the Accrued Obligations when due under California law and to provide the Other Benefits.

(c)           Termination by Reason of Death or Disability.  Upon termination of Executive’s employment by reason of death or Disability during the Employment Period:

(i)            The Accrued Obligations shall be paid to Executive’s estate or beneficiaries or to Executive, as applicable, in cash when due under California law;

(ii)           One Hundred Percent (100%) of Executive’s then current annual Base Salary, as in effect on the Date of Termination, shall be paid to Executive’s estate or beneficiaries or to Executive, as applicable, within thirty (30) days of the Date of Termination;

(iii)          The Pro-Rated Annual Bonus shall be paid to Executive’s estate or beneficiaries or to Executive, as applicable, at the time when Annual Cash Bonuses are paid to TRA’s other Senior Executives for the fiscal year of TRA in which the Date of Termination occurs;

(iv)          For a period of eighteen months following the Date of Termination, Executive and Executive’s eligible family members shall continue to be provided with group health insurance coverage at least equal to that which would have been provided to them if Executive’s employment had not been terminated (or at TRA’s election, pay the applicable COBRA premium for such coverage); thereafter, if applicable, Executive shall be entitled to purchase, at Executive’s sole cost, insurance coverage under COBRA for the period permitted pursuant to TRA policy and applicable law; provided, however, that if Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, TRA’s obligations under this Section 9(c)(iv) shall terminate, and any such coverage shall be reported by Executive to TRA; and

(v)           The Other Benefits shall be paid or provided to Executive’s estate or beneficiaries or to Executive, as applicable, on a timely basis.

(d)           Timing of Payment.  Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Executive is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to Executive under this Agreement in connection with a termination of Executive’s employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on the first business day of the seventh month following Executive’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.

10.          Change in Control

(a)           Severance Payment.  If a Change in Control (as defined herein) occurs during the Employment Period, and the Executive’s employment is terminated by TRA without Cause or by the Executive for Good Reason, in each case within one (1) year after the effective date of the Change in Control, then the Executive shall be entitled to the payments and benefits provided in Section 9(a), subject to the terms and conditions thereof; provided, that for purposes of this Section 10, (x) the Severance Multiple shall equal three (3.0), and (y) all outstanding Annual Equity Awards (except for performance based awards, which shall vest only upon satisfaction of the performance goals) granted to Executive (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full.

(b)           Change in Control.  For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)            Any transaction, whether effected directly or indirectly, resulting in any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d)  of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“Voting Securities”) of TRA that represent greater than 35% of the combined voting power of TRA’s then outstanding Voting Securities, other than:

(A)          any transaction or event resulting in the beneficial ownership of Voting Securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by TRA or any Person controlled by TRA or by any employee benefit plan (or related trust) sponsored or maintained by TRA or any Person controlled by TRA, or

(B)           any transaction or event resulting in the beneficial ownership of Voting Securities by TRA or a corporation owned, directly or indirectly, by the stockholders of TRA in substantially the same proportions as their ownership of the stock of TRA, or

(C)           any transaction or event resulting in the beneficial ownership of Voting Securities pursuant to a transaction that would not be a Change in Control pursuant to Section 10(b)(iii)(A).

(ii)           Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by TRA’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)          The consummation by TRA (whether directly involving TRA or indirectly involving TRA through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of TRA’s assets, or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(A)          which results in TRA’s Voting Securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into Voting Securities of TRA or the Person that, as a result of the transaction, controls, directly or indirectly, TRA or owns, directly or indirectly, all or substantially all of TRA’s assets or otherwise succeeds to the business of TRA (TRA or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding Voting Securities immediately after the transaction, and after which no Person or group beneficially owns Voting Securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for purposes of this Section 10(b)(iii) as beneficially owning greater than 50% of combined voting power of the Successor Entity solely as a result of the voting power held in TRA prior to the consummation of the transaction; or

(B)           the approval by TRA’s stockholders of a liquidation or dissolution of TRA.

(c)           For purposes of Section 10(b)(i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of TRA’s stockholders, and for purposes of Section 10(b)(iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of TRA’s stockholders.

(d)           The following terms shall have the following meanings for purposes of this Section 10:

(i)            “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.  Control of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(ii)           “Immediate Family Member” shall mean a natural person’s estate or heirs or current spouse or former spouse, parents, parents-in-law, children (whether natural, adopted or by marriage), siblings and grandchildren and any trust or estate, all of the beneficiaries of which consist of such person or such person’s spouse, or former spouse, parents, parents-in-law, children, siblings or grandchildren.

(iii)          “Person” shall mean an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

11.          FULL SETTLEMENT

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not Executive obtains other employment.  If any party to this Agreement institutes any action, suit, counterclaim, appeal, arbitration or mediation for any relief against another party, declaratory or otherwise (collectively an “Action”), to enforce the terms hereof or to declare rights hereunder, then the Prevailing Party (as defined herein) in such Action shall be entitled to recover from the other party all costs and expenses of the Action, including reasonable attorneys’ fees and costs (at the Prevailing Party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision.  Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision.  A court or arbitrator shall fix the amount of reasonable attorneys’ fees and costs upon the request of either party.  Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees and expert fees and costs incurred in enforcing, perfecting and executing such judgment.  For the purposes of this paragraph, costs shall include, without limitation, in addition to costs incurred in prosecution or defense of the underlying action, reasonable attorneys’ fees, costs, expenses and expert fees and costs incurred in the following: (a) post judgment motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals of any order or judgment.  “Prevailing Party” within the meaning of this Section 11 includes, without limitation, a party who agrees to dismiss an Action in consideration for the other party’s payment of the amounts allegedly due or performance of the covenants allegedly breached, or obtains substantially the relief sought by such party.

12.          MISCELLANEOUS

(a)           Entire Agreement.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or terminated except in writing signed by both Executive and TRA.

(b)           Governing Law.  This Agreement has been made and entered into in the state of California and shall be construed in accordance with the laws of the State of California without regard to the conflict of law principles thereof.

(c)           Arbitration.  To the fullest extent allowed by law, any controversy, claim or dispute between Executive and TRA (and/or any of its owners, directors, officers, employees, affiliates, or agents) in any way related to or arising out of Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration before a retired state or federal judge in the County of Los Angeles, State of California, for determination in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) National Rules for the Resolution off Employment Disputes, as the exclusive remedy for such controversy, claim or dispute.  In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes.  The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court.  The parties shall share the filing fees required for the arbitration, provided that Executive shall not be required to pay an amount in excess of the filing fees required by a federal or state court with jurisdiction.  TRA shall pay the arbitrator’s fees and any JAMS administrative expenses.  The award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment in any California court of competent jurisdiction and the parties hereby consent to the exclusive jurisdiction of the courts of California.  Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or TRA.  Thus, this bilateral arbitration agreement applies to any and all claims that TRA may have against an employee, including but not limited to, claims for misappropriation of TRA property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by an employee.  However, notwithstanding anything to the contrary contained herein, TRA and Executive shall have their respective rights to seek and obtain injunctive relief with respect to any controversy, claim or dispute to the extent permitted by law.  Claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either Executive or TRA to the appropriate court or government agency.  BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND TRA GIVE UP ALL RIGHTS TO TRIAL BY JURY.  This arbitration agreement is to be construed as broadly as is permissible under applicable law.

(d)           Sarbanes-Oxley Act of 2002.  Notwithstanding anything herein to the contrary, if TRA determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e)           Withholding.  TRA may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)            No Waiver.  Executive’s or TRA’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or TRA may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 8(b) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)           Consultation With Counsel.  Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this

Agreement, and that TRA has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(h)           Notices.  All notices, requests and other communications given pursuant to this Agreement shall be in writing, and shall be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to TRA:	True Religion Apparel, Inc. 2263 E. Vernon Avenue Vernon, CA 90058 Attention: Chief Executive Officer

with a copy to:	Akin Gump Strauss Hauer & Feld LLP 2029 Century Park East Suite 2400 Los Angeles, CA 90067 Attn: Frank Reddick

If to Executive:	Executive’s most recent address on the records of TRA

Any notice shall be deemed duly given when received by the addressee thereof, provided that any notice sent by registered or certified mail shall be deemed to have been duly given three (3) days from date of deposit in the United States mails, unless sooner received.  Either party may from time to time change its address for further notices hereunder by giving notice to the other party in the manner prescribed in this Section 12(h).

(i)            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(j)            Severable Provisions.  The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(k)           Successors and Assigns.  This Agreement and all obligations and benefits Executive and TRA hereunder shall bind and inure to the benefit Executive and TRA, their respective affiliates, and their respective successors and assigns.

(l)            Amendments and Waivers.  No amendment or waiver of any term or provision of this Agreement shall be effective unless made in writing.  Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

(m)          Title and Headings.  The titles and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth below.

TRUE RELIGION APPAREL, INC.

/s/ Jeffrey Lubell
		Name:	Jeffrey Lubell
		Title:	Chief Executive Officer

		Date:	5/13/10

ACCEPTED AND AGREED TO:

/s/ Mike Egeck
Name: Mike Egeck

Date:	5/12/10